Exhibit 99.1

Ditech Networks Announces Intention to Engage in a Stock Repurchase

Mountain View, California, June 13, 2007 - Ditech Networks, Inc. (Nasdaq: DITC), a leader in the development of voice processing systems for communications networks, today announced that its Board of Directors has approved the repurchase of up to approximately $60 million of its shares of common stock. Ditech Networks intends to utilize the majority of this authorization to conduct a “Dutch Auction” tender offer to purchase up to approximately $50 million of its shares of common stock. The balance of the authority will be available for the purchase of additional shares, from time to time, including through open-market or private transactions. Ditech Networks plans to commence the tender offer and announce the price range in late August 2007.

A “Dutch auction’’ tender offer is an offer to purchase a set number of shares within a price range and shareholders submit an offer to sell shares at a price within the range. The company then determines the price, based on the submitted offers, that allows it to buy back the allotted number of shares.

Ditech Networks last repurchased shares of its common stock in December 2004 through February 2005, for a total of $35 million.

“The Board believes this share repurchase will provide an immediate return to shareholders, while maintaining a strong balance sheet and an appropriate level of capital to maintain and grow the business,” said Edwin L. Harper, Chairman of the Board of Ditech Networks. “The Board is committed to continuing to manage the company’s capital to support future growth and deliver long-term value to shareholders.”

About Ditech Networks

Ditech Networks supplies voice processing equipment for telecommunication networks around the world. Ditech Networks’ solutions incorporate advanced voice processing, Session Initiation Protocol (SIP), and security technologies delivered on carrier-grade scalable platforms to enhance the delivery of communications services over mobile, Voice over IP, and wireline networks. Ditech Networks’ customers are premier network operators including Verizon Wireless, Sprint/Nextel, Orascom Telecom, and others that collectively serve more than 150 million subscribers. Ditech Networks is headquartered in Mountain View, California. For more information, visit http://www.ditechnetworks.com.

Forward-Looking Statements

The statements in this press release with respect to Ditech Networks’ intention to conduct a “Dutch Auction” tender offer are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that economic circumstances, changing business conditions, the emergence of new opportunities, or changes in its share price may make the share repurchase no longer advisable or delay the timing of the tender offer.

Tender offer statement

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which would be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by Ditech Networks with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from Ditech Networks’ information agent to be appointed in connection with the offer.